SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. 4)

DAVITA HEALTHCARE PARTNERS INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

23918K108

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

13G

CUSIP No. 23918K108	Page 2 of 31 Pages

1	Name of reporting person Warren E. Buffett
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization United States Citizen
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 38,565,570 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 38,565,570 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 38,565,570 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 17.9%
12	Type of reporting person IN

13G

CUSIP No. 23918K108	Page 3 of 31 Pages

1	Name of reporting person Berkshire Hathaway Inc.
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 38,565,570 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 38,565,570 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 38,565,570 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 17.9%
12	Type of reporting person HC, CO

13G

CUSIP No. 23918K108	Page 4 of 31 Pages

1	Name of reporting person National Indemnity Company
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Nebraska
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 18,513,482 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 18,513,482 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 18,513,482 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 8.6%
12	Type of reporting person IC, CO

13G

CUSIP No. 23918K108	Page 5 of 31 Pages

1	Name of reporting person GEICO Corporation
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 18,513,482 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 18,513,482 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 18,513,482 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 8.6%
12	Type of reporting person HC, CO

13G

CUSIP No. 23918K108	Page 6 of 31 Pages

1	Name of reporting person Government Employees Insurance Company
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Maryland
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 11,208,904 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 11,208,904 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 11,208,904 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 5.2%
12	Type of reporting person IC, CO

13G

CUSIP No. 23918K108	Page 7 of 31 Pages

1	Name of reporting person GEICO Indemnity Company
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Maryland
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 6,795,084 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 6,795,084 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 6,795,084 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 3.2%
12	Type of reporting person IC, CO

13G

CUSIP No. 23918K108	Page 8 of 31 Pages

1	Name of reporting person GEICO Advantage Insurance Company
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Nebraska
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 223,398 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 223,398 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 223,398 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person IC, CO

13G

CUSIP No. 23918K108	Page 9 of 31 Pages

1	Name of reporting person GEICO Choice Insurance Company
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Nebraska
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 222,842 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 222,842 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 222,842 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person IC, CO

13G

CUSIP No. 23918K108	Page 10 of 31 Pages

1	Name of reporting person GEICO Secure Insurance Company
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Nebraska
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 63,254 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 63,254 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 63,254 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 Less than 0.1%
12	Type of reporting person IC, CO

13G

CUSIP No. 23918K108	Page 11 of 31 Pages

1	Name of reporting person Acme Brick Company Pension Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 350,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 350,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 350,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 0.2%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 12 of 31 Pages

1	Name of reporting person The Buffalo News Office Pension Plan
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of New York
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 150,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 150,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 150,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 13 of 31 Pages

1	Name of reporting person The Buffalo News Editorial Pension Plan
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of New York
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 250,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 250,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 250,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 14 of 31 Pages

1	Name of reporting person The Buffalo News Mechanical Pension Plan
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of New York
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 50,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 50,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 50,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 Less than 0.1%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 15 of 31 Pages

1	Name of reporting person The Buffalo News Drivers/Distributors Pension Plan
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of New York
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 20,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 20,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 20,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 Less than 0.1%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 16 of 31 Pages

1	Name of reporting person Dexter Pension Plan
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Connecticut
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 200,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 200,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 200,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 17 of 31 Pages

1	Name of reporting person FlightSafety International Inc. Retirement Income Plan
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of New York
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 800,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 800,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 800,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 0.4%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 18 of 31 Pages

1	Name of reporting person Fruit of the Loom Pension Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Kentucky
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 1,400,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 1,400,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 1,400,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not Applicable.
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 19 of 31 Pages

1	Name of reporting person GEICO Corporation Pension Plan Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Maryland
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 3,300,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 3,300,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 3,300,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 1.5%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 20 of 31 Pages

1	Name of reporting person Johns Manville Corporation Master Pension Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Colorado
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 3,467,670 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 3,467,670 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 3,467,670 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 1.6%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 21 of 31 Pages

1	Name of reporting person Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 250,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 250,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 250,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 0.1%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 22 of 31 Pages

1	Name of reporting person BNSF Master Retirement Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Texas
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 6,850,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 6,850,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 6,850,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 3.2%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 23 of 31 Pages

1	Name of reporting person Scott Fetzer Company Collective Investment Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Ohio
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 450,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 450,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 450,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 0.2%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 24 of 31 Pages

1	Name of reporting person General Re Corporation Employee Retirement Trust
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 944,418 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 944,418 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 944,418 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 0.4%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 25 of 31 Pages

1	Name of reporting person Lubrizol Master Trust Pension
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization State of Ohio
Number of shares beneficially owned by each reporting person with	5	Sole voting power NONE
	6	Shared voting power 1,570,000 shares of Common Stock
	7	Sole dispositive power NONE
	8	Shared dispositive power 1,570,000 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 1,570,000 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 0.7%
12	Type of reporting person EP

13G

CUSIP No. 23918K108	Page 26 of 31 Pages

1	Name of reporting person R. Ted Weschler
2	Check the appropriate box if a member of a group (a) ☒ (b) ☐
3	SEC use only
4	Citizenship or place of organization United States Citizen
Number of shares beneficially owned by each reporting person with	5	Sole voting power 2,239,806 shares of Common Stock
	6	Shared voting power 0
	7	Sole dispositive power 2,239,806 shares of Common Stock
	8	Shared dispositive power 143,374 shares of Common Stock
9	Aggregate amount beneficially owned by each reporting person 2,383,180 shares of Common Stock
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐ Not applicable.
11	Percent of class represented by amount in Row 9 1.1%
12	Type of reporting person IN

Page 27 of 31 Pages

SCHEDULE 13G

Item 1.

(a)	Name of Issuer

DAVITA HEALTHCARE PARTNERS INC.

(b)	Address of Issuer’s Principal Executive Offices

2000 16th Street, Denver, CO 80202

Item 2(a). Name of Person Filing:

Item 2(b). Address of Principal Business Office:

Item 2(c). Citizenship:

Warren E. Buffett 3555 Farnam Street Omaha, Nebraska 68131 United States Citizen	Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware Corporation

Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland Corporation	GEICO Indemnity Company One GEICO Plaza Washington, D.C. 20076 Maryland Corporation

GEICO Advantage Insurance Company One GEICO Plaza Washington, D.C. 20076 Nebraska Corporation GEICO Secure Insurance Company One GEICO Plaza Washington, D.C. 20076 Nebraska Corporation	GEICO Choice Insurance Company One GEICO Plaza Washington, D.C. 20076 Nebraska Corporation Acme Brick Company Pension Trust c/o Acme Building Brands 2821 West 7th Street Fort Worth, TX 76107 Texas

The Buffalo News Editorial Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York	The Buffalo News Mechanical Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York

Page 28 of 31 Pages

The Buffalo News Drivers/Distributors Pension Plan c/o The Buffalo News One News Plaza Buffalo, NY 14240 New York	Dexter Pension Plan c/o H.H. Brown Shoe Co. 124 West Putnam Avenue Greenwich, CT 06830 Connecticut

FlightSafety International Inc. Retirement Income Plan c/o FlightSafety International Inc. LaGuardia Airport Flushing, NY 11371 New York	Fruit of the Loom Pension Trust c/o Fruit of the Loom 1 Fruit of the Loom Drive Bowling Green, KY 42102 Kentucky

GEICO Corporation Pension Plan Trust c/o GEICO Corporation 1 Geico Plaza Washington, DC 20076 Maryland	Johns Manville Corporation Master Pension Trust c/o Johns Manville Corporation 717 17th Street Denver, CO 80202 Colorado

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc. Pension Plan & Trust c/o Justin Brands, Inc. 610 West Daggett Fort Worth, TX 76104 Texas	Scott Fetzer Company Collective Investment Trust c/o Scott Fetzer Companies 28800 Clemens Road Westlake, OH 44145 Ohio

BNSF Master Retirement Trust c/o BNSF Railway 2650 Lou Menk Drive Fort Worth, TX 76131	Lubrizol Master Trust Pension c/o The Lubrizol Corporation 29400 Lakeland Blvd. Wickliffe, Ohio 44092 Ohio

General Re Corporation Employee Retirement Trust c/o General Re Corporation 120 Long Ridge Road Stamford, CT 06902	R. Ted Weschler 404 East Main Street Charlottesville, VA 22902 United States Citizen

Page 29 of 31 Pages

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

23918K108

Item 3. If this statement is filed pursuant to § 240.13d-1(b), or § 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc. and GEICO Corporation are each a Parent Holding Company or Control Person, in accordance with § 240.13d-1(b)(1)(ii)(G).

National Indemnity Company, Government Employees Insurance Company, GEICO Indemnity Company, GEICO Advantage Insurance Company, GEICO Choice Insurance Company and GEICO Secure Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Acme Brick Company Pension Trust, BNSF Master Retirement Trust, The Buffalo News Office Pension Plan, The Buffalo News Editorial Pension Plan, The Buffalo News Mechanical Pension Plan, The Buffalo News Drivers/Distributors Pension Plan, Dexter Pension Plan, FlightSafety International Inc. Retirement Income Plan, Fruit of the Loom Pension Trust, GEICO Corporation Pension Plan Trust, Johns Manville Corporation Master Pension Trust, Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust, Scott Fetzer Company Collective Investment Trust, Lubrizol Master Trust Pension and General Re Corporation Employee Retirement Trust are each an Employee Benefit Plan in accordance with § 240.13d-1(b)(1)(ii)(F).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b)	Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote

(ii)	shared power to vote or to direct the vote

(iii)	sole power to dispose or to direct the disposition of

(iv)	shared power to dispose or to direct the disposition of

Page 30 of 31 Pages

See the Cover Pages for each of the Reporting Persons.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8. Identification and Classification of Members of the Group.

See Exhibit A.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Page 31 of 31 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 17th day of February, 2015

/s/ Warren E. Buffett

Warren E. Buffett

BERKSHIRE HATHAWAY INC.

By:	/s/ Warren E. Buffett

Warren E. Buffett

Chairman of the Board

NATIONAL INDEMNITY COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE COMPANY, GEICO INDEMNITY COMPANY, GEICO ADVANTAGE INSURANCE COMPANY, GEICO CHOICE INSURANCE COMPANY, GEICO SECURE INSURANCE COMPANY, ACME BRICK COMPANY PENSION TRUST, THE BUFFALO NEWS OFFICE PENSION PLAN, THE BUFFALO NEWS EDITORIAL PENSION PLAN, THE BUFFALO NEWS MECHANICAL PENSION PLAN, THE BUFFALO NEWS DRIVERS/DISTRIBUTORS PENSION PLAN, DEXTER PENSION PLAN, FLIGHTSAFETY INTERNATIONAL INC. RETIREMENT INCOME PLAN, FRUIT OF THE LOOM PENSION TRUST, GEICO CORPORATION PENSION PLAN TRUST, JOHNS MANVILLE CORPORATION MASTER PENSION TRUST, JUSTIN BRANDS, INC., UNION PENSION PLAN & JUSTIN BRANDS, INC. PENSION & TRUST, SCOTT FETZER COMPANY COLLECTIVE INVESTMENT TRUST, BNSF MASTER RETIREMENT TRUST, LUBRIZOL MASTER TRUST PENSION AND GENERAL RE CORPORATION EMPLOYEE RETIREMENT TRUST

By:	/s/ Warren E. Buffett

Warren E. Buffett Attorney-in-Fact

/s/ R. Ted Weschler R. Ted Weschler

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

GEICO Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

Government Employees Insurance Company

GEICO Indemnity Company

GEICO Advantage Insurance Company

GEICO Choice Insurance Company

GEICO Secure Insurance Company

EMPLOYEE BENEFIT PLANS IN ACCORDANCE WITH § 240.13d-1-(b)(1)(ii)(F)

Acme Brick Company Pension Trust

BNSF Master Retirement Trust

The Buffalo News Office Pension Plan

The Buffalo News Editorial Pension Plan

The Buffalo News Mechanical Pension Plan

The Buffalo News Drivers/Distributors Pension Plan

Dexter Pension Plan

FlightSafety International Inc. Retirement Income Plan

Fruit of the Loom Pension Trust

GEICO Corporation Pension Plan Trust

Johns Manville Corporation Master Pension Trust

Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust

Scott Fetzer Company Collective Investment Trust

Lubrizol Master Trust Pension

General Re Corporation Employee Retirement Trust

OTHER MEMBER OF FILING GROUP

R. Ted Weschler

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of DaVita HealthCare Partners Inc. may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 17, 2015

/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 17, 2015

/S/ Warren E. Buffett
	By:	Warren E. Buffett

	Title:	Chairman of the Board

National Indemnity Company

Dated: February 17, 2015

/S/ Marc D. Hamburg
	By:	Marc D. Hamburg

	Title:	Chairman of the Board

GEICO Corporation

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Vice President

Government Employees Insurance Company

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Senior Vice President

GEICO Indemnity Company

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Senior Vice President

GEICO Advantage Insurance Company

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Senior Vice President

GEICO Choice Insurance Company

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Senior Vice President

GEICO Secure Insurance Company

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Senior Vice President

The Buffalo News Office Pension Plan

Dated: February 17, 2015

/S/ Warren Colville
	By:	Warren Colville

	Title:	President and Chief Executive Officer, The Buffalo News

The Buffalo News Editorial Pension Plan

Dated: February 17, 2015

/S/ Warren Colville
	By:	Warren Colville

	Title:	President and Chief Executive Officer, The Buffalo News

The Buffalo News Mechanical Pension Plan

Dated: February 17, 2015

/S/ Warren Colville
	By:	Warren Colville

	Title:	President and Chief Executive Officer, The Buffalo News

The Buffalo News Drivers/Distributors Pension Plan

Dated: February 17, 2015

/S/ Warren Colville
	By:	Warren Colville

	Title:	President and Chief Executive Officer, The Buffalo News

Dexter Pension Plan

Dated: February 17, 2015

/S/ James Issler
	By:	James Issler

	Title:	President, H.H. Brown Shoe Co.

FlightSafety International Inc. Retirement Income Plan

Dated: February 17, 2015

/S/ Bruce Whitman
	By:	Bruce Whitman

	Title:	President and Chief Executive Officer,

FlightSafety International, Inc.

Fruit of the Loom Pension Trust

Dated: February 17, 2015

/S/ Rick Medlin
	By:	Rick Medlin

	Title:	President and Chief Executive Officer, Fruit of the Loom

GEICO Corporation Pension Plan Trust

Dated: February 17, 2015

/S/ Michael H. Campbell
	By:	Michael H. Campbell

	Title:	Senior Vice President, GEICO Corporation

BNSF Master Retirement Trust

Dated: February 17, 2015	/S/ Julie Piggott
	By:	Julie Piggott

Vice President, Burlington Northern Santa Fe, LLC

Johns Manville Corporation Master Pension Plan

Dated: February 17, 2015

/S/ Mary Rhinehart
	By:	Mary Rhinehart

	Title:	President and Chief Executive Officer

Johns Manville Corporation

Justin Brands, Inc. Union Pension Plan & Justin Brands, Inc.

Pension Plan & Trust

Dated: February 17, 2015

/S/ Randy Watson
	By:	Randy Watson

	Title:	President and Chief Executive Officer, Justin Brands, Inc.

Acme Brick Company Pension Trust

Dated: February 17, 2015

/S/ Dennis Knautz
	By:	Dennis Knautz

	Title:	President and Chief Executive Officer,

Acme Building Brands

Scott Fetzer Company Collective Investment Trust

Dated: February 17, 2015

/S/ Robert McBride
	By:	Robert McBride

	Title:	President and Chief Executive Officer,

Scott Fetzer Companies

Lubrizol Master Trust Pension

Dated: February 17, 2015

/S/ Brian Valentine
	By:	Brian Valentine

	Title:	Vice President, The Lubrizol Corporation

General Re Corporation Employee Retirement Trust

Dated: February 17, 2015

/S/ William Gasdaska
	By:	William Gasdaska

	Title:	Executive Vice President, General Re Corporation

Dated: February 17, 2015

/S/ R. Ted Weschler
R. Ted Weschler